As filed with the Securities and Exchange Commission
                       on November 1, 1995

               SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C.  20549

                            FORM S-3
                  Registration Statement Under
                   the Securities Act of 1933

                   SOUTHWESTERN ENERGY COMPANY
     (Exact Name of Registrant as Specified in Its Charter)

          Arkansas                             71-0205415
(State or Other Jurisdiction of    (I.R.S. Employer Identification No.)
 Incorporation or Organization)

                1083 Sain Street, P. O. Box 1408,
               Fayetteville, Arkansas  72702-1408
                   Telephone:  (501) 521-1141
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                        Stanley D. Green
                   Southwestern Energy Company
               1083 Sain Street, P. O. Box 1408,
               Fayetteville, Arkansas  72702-1408
                   Telephone:  (501) 521-1141
    (Name, address, including zip code, and telephone number, including area code, of agent for service)

                           Copies to:

      Stephen H. Shalen                  James Duncan Phyfe
Cleary, Gottlieb, Steen & Hamilton     Davis Polk & Wardwell
     One Liberty Plaza                  450 Lexington Avenue
 New York, New York 10006             New York , New York 10017

                        ________________

Approximate date of commencement of proposed sale to the public:
       From time to time after the effective date of this
                     Registration Statement.
                        ________________

     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.
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     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.
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     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.
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                                                   |   |
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     If this Form is a post-effective amendment filed pursuant to
Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

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                                                   |   |
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     If delivery of the prospectus is expected to be made
pursuant to Rule 434, please check the following box.

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            _________________________________________

                 CALCULATION OF REGISTRATION FEE

Title of                                      Proposed
Each Class                   Proposed         Maximum      Amount
of Securi-    Amount to      Maximum          Aggregate    of Regi-
ties to be    be             Offering Price   Offering     stration
Registered    Registered(1)  Per Unit         Price(2)     Fee
----------    -------------  --------------   ---------    -------
Debt          $250,000,000                   $250,000,000  $86,207
Securities

     (1) For Debt Securities issued with an original issue discount, the amount to be registered is calculated as the initial accreted value thereof.

     (2) Estimated solely for purposes of calculating the registration fee. In no event will the aggregate initial price of the Debt Securities exceed $250,000,000. The aggregate offering price per unit has been omitted pursuant to Securities Act Release No. 6964.

     The Registrant hereby amends this Registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission acting pursuant to said Section 8(a) may determine.

           Subject to Completion, dated November 1, 1995

PROSPECTUS

                         $250,000,000
                  Southwestern Energy Company
                       SENIOR DEBENTURES

        Southwestern Energy Company (the "Company") may offer from time to time, together or separately, in one or more series, debentures, notes or other unsecured obligations (the "Debt Securities") of the Company. The aggregate initial offering price of the Debt Securities offered by the Company hereby will not exceed $250,000,000. The Debt Securities will be offered at prices and on terms to be determined at the time such Debt Securities are offered for sale. The Debt Securities will be unsecured and will rank prior to any subordinated indebtedness of the Company.

        When a particular series of Debt Securities is offered, a prospectus supplement (each, a "Prospectus Supplement") together with this Prospectus will be delivered setting forth the terms of such Debt Securities, including, where applicable, the specific designation of such series of Debt Securities, aggregate principal amount, maturity, rate or rates of any interest, interest commencement date, interest payment date, record date, any redemption provisions, any sinking fund provisions, denominations, any currency for the payment of, or any index to be used for determining the amount of any payment of, principal or interest, acceleration provisions, covenants and events of default, whether such series of Debt Securities is issuable in the form of one or more Global Debt Securities ("Global Debt Securities"), whether the Debt Securities are subject to defeasance, the identity of the registrar and any paying agent, the identity of the Trustee, any listing on a securities exchange, the initial public offering price, methods of distribution and any other specific terms in connection with the offering and sale of such Debt Securities.

        The Company's common stock is listed on the New York
Stock Exchange under the symbol "SWN."
                           ______________

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
      SECURITIES AND EXCHANGE COMMISSION NOR HAS THE SECURITIES
         AND EXCHANGE COMMISSION PASSED UPON THE ACCURACY OR
           ADEQUACY OF THIS PROSPECTUS.  ANY REPRESENTATION
                 TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            ______________

        The Company may sell Debt Securities to or through underwriters, through dealers or agents, or directly to other purchasers. If any underwriters, dealers or agents are involved in the sale of Debt Securities in respect of which this Prospectus is being delivered, the names of such underwriters, dealers or agents, the amount proposed to be purchased by them, and any compensation to such underwriters, dealers or agents, will be set forth in the applicable Prospectus Supplement. The net proceeds to the Company will also be set forth in the applicable Prospectus Supplement. See "Plan of Distribution."

                          ----------

                      MORGAN STANLEY & CO.
                         Incorporated

                          ----------

November __, 1995

        No dealer, salesman or other peon has been authorized to give any information or to make any representation not contained in or incorporated by reference in this Prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by the Company or any underwriter or dealer. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby in any jurisdiction to any person to whom it is unlawful to make such an offer in such jurisdiction. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that the information herein is correct as of any time subsequent to the date hereof or that there has been no change in the affairs of the Company since such date.

                         ______________

                      AVAILABLE INFORMATION

        The Company is subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission
(the "Commission"). Such reports, proxy statements and other information, including the documents incorporated by reference herein, may be inspected and copied at prescribed rates at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Regional Offices of the Commission located at Seven World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center,
500 West Madison Street, Suite 1400, Chicago, Illinois 60661.
Copies of such material are also available by mail from the Public Reference Branch of the Commission at 450 Fifth Street,
N.W., Washington, D.C. 20549. In addition, such material may also be inspected and copied at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

        The Company has filed a registration statement on Form S-3 (herein, together with all amendments and exhibits, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Debt Securities offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement, certain portions of which are omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and the Debt Securities, reference is made to the Registration Statement and the exhibits filed as a part thereof. Statements contained herein concerning any document filed as an exhibit are not necessarily complete and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement. Each such statement is qualified in its entirety by such reference.

                          ______________

         INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

        The following documents filed by the Company with the Commission (File no. 1-8246) are incorporated in and made a part of this Prospectus by reference:

               (a) The Company's Annual Report on Form 10-K for the year ended December 31, 1994, filed pursuant to Section
        13 of the Exchange Act, including the portions of the Company's 1994 Annual Report to Shareholders incorporated by reference therein.

               (b) The Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1995 and June 30, 1995 filed pursuant to Section 13 of the Exchange Act.

               (c) The Company's Current Report on Form 8-K dated February 23, 1995 filed pursuant to Section 13 of the Exchange Act.

        All documents filed by the Company with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Debt Securities shall be deemed to be incorporated by reference in that Prospectus. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

        The Company hereby undertakes to provide without charge to each person to whom a copy of this Prospectus is delivered, upon oral or written request of any such person, a copy of any or all of the documents incorporated herein by reference, other than the exhibits to such documents (unless such exhibits are specifically incorporated by reference in such documents). Requests for such copies should be directed to Southwestern Energy Company 1083
Sain Street, P.O. Box 1408, Fayetteville, Arkansas  72702-1408,
Attn: Corporate Secretary, telephone (501) 521-1141.

                         THE COMPANY

        The Company is a diversified natural gas company that operates principally in three segments of the natural gas industry: exploration and production; gas distribution; and gas transmission. The Company conducts its primary activities through four wholly owned subsidiaries.

        The Company was organized in 1929 as a local distribution company, operating in northwest Arkansas. In 1943, the Company commenced a program of exploration for and development of natural gas reserves in Arkansas for supply to its utility customers. In 1971, the Company initiated an exploration and development program outside Arkansas, unrelated to the utility requirements. Since that time, the Company's exploration and development activities outside Arkansas have expanded. The exploration, development and production activities are a separate, primary business of the Company.

        Exploration and production activities consist of ownership of mineral interests in productive and undeveloped leases located entirely within the United States. The Company engages in gas and oil exploration and production through its subsidiaries, SEECO, Inc. ("SEECO") and Southwestern Energy Production Company
("SEPCO").   SEECO operates exclusively in the state of Arkansas
and holds a large base of both developed and undeveloped gas reserves and conducts an ongoing drilling program in the historically productive Arkansas section of the Arkoma Basin. SEPCO conducts an exploration program in areas outside Arkansas, primarily in the Gulf Coast areas of Texas and Louisiana. SEPCO also holds a block of leasehold acreage located on the Fort Chaffee military reservation in western Arkansas and in other parts of Arkansas away from the operating areas of the Company's other subsidiaries.

        The Company's subsidiary Arkansas Western Gas Company
("Arkansas Western") operates integrated natural gas distribution systems in Arkansas and Missouri serving approximately 164,000 retail customers. Arkansas Western is the largest single purchaser of SEECO's gas production.

        Another subsidiary, Southwestern Energy Pipeline Company ("SWPL"), owns a 47.93% general partnership interest in the NOARK Pipeline System, Limited Partnership ("NOARK"), a 258 mile long intrastate natural gas transmission system that extends across northern Arkansas. SWPL is also NOARK's operator.

        The Company was incorporated on July 2, 1929, under the laws of the State of Arkansas and is an exempt holding company under the Public Utility Holding Company Act of 1935.

        The principal executive offices of the Company are located at 1083 Sain Street, Fayetteville, Arkansas 72703 and its telephone number is (501) 521-1141.

                      USE OF PROCEEDS

Except as otherwise set forth in the applicable Prospectus Supplement, the Company intends to use the net proceeds from the sale of the Debt Securities to repay currently outstanding indebtedness and to fund a portion of the Company's capital spending program.

              RATIO OF EARNINGS TO FIXED CHARGES

        The table below sets forth the ratios of earnings to fixed charges of the Company and its consolidated subsidiaries for the periods indicated.

              Six Months Ended                Year ended
                  June 30,                    December 31,
              ----------------  ----------------------------------------
               1995     1994     1994     1993     1992     1991    1990

Ratio of
earnings
to fixed
charges        2.3x     5.1x     3.6x     4.0x     3.1x     3.6x    2.8x


        In the calculation of the ratio of earnings to fixed charges, "earnings" consists of income before income taxes, adjusted to add back fixed charges (excluding capitalized interest relating to oil and gas properties), the amortization of interest previously capitalized on oil and gas properties, and the Company's 47.93% ownership share of the fixed charges of NOARK. "Fixed charges" consists of interest on borrowings (including capitalized interest), amortization of debt discount and expense, a portion of rental expense determined to be representative of the interest factor, and the Company's 60% guaranty of the fixed charges of NOARK. A statement setting forth the computation of the unaudited ratio of earnings to fixed charges is filed as an exhibit to the registration statement of which this Prospectus is a part.

                  DESCRIPTION OF DEBT SECURITIES

        The following description of the terms of the Debt Securities sets forth certain general terms and provisions of the Debt Securities to which any Prospectus Supplement may relate. The particular terms of the Debt Securities offered by any Prospectus Supplement and the extent, if any, to which such general provisions may apply to the Debt Securities so offered will be described in the Prospectus Supplement relating to such Debt Securities.

        The Constitution of the State of Arkansas, the Company's state of incorporation, requires shareholder approval of any increases in the Company's authorized "bonded indebtedness." (Although the term "bonded indebtedness" has not been defined by Arkansas law, the Company has been advised by counsel that it should treat the Debt Securities as "bonded indebtedness" within the meaning of the Arkansas Constitution.) The Company's shareholders have previously authorized the incurrence of up to $200,000,000 in "bonded indebtedness", and the Company currently has an aggregate of $84,000,000 of "bonded indebtedness" outstanding. The Company has given notice of its intent to repay $18,000,000 of "bonded indebtedness" by November 17, 1995; thereafter the Company would be authorized to issue up to $134,000,000 in Debt Securities without further action by its shareholders.

        The Debt Securities are to be issued in one or more series
under an Indenture, dated as of November   , 1995 (the
"Indenture"), between the Company and The First National Bank of Chicago as Trustee (the "Trustee"). The Debt Securities offered pursuant to this Prospectus will be limited to U.S. $250,000,000 aggregate principal amount (or (i) its equivalent (based on the applicable exchange rate at the time of issue), if Debt
Securities are issued with principal amounts denominated in one or more foreign currencies or currency units as shall be designated by the Company, or (ii) such greater amount, if Debt Securities are issued at an original issue discount, as shall result in aggregate gross proceeds of U.S. $250,000,000 to the Company). The statements herein relating to the Debt Securities and the Indenture are summaries and are subject to the detailed provisions of the Indenture. A copy of the form of Indenture is filed as an exhibit to the Registration Statement of which this Prospectus is a part. The following summaries of certain provisions of the Indenture do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of the Indenture, including the definitions therein of certain terms capitalized in this Prospectus.
Whenever particular Sections or defined terms of the Indenture are referred to herein or in a Prospectus Supplement, such Sections or defined terms are incorporated herein or therein by reference.

General

        The Debt Securities will rank as to priority of payment equally with all other outstanding unsubordinated and unsecured indebtedness of the Company. The Indenture does not limit the aggregate amount of Debt Securities which may be issued thereunder, nor does it limit the incurrence or issuance of other secured or unsecured debt of the Company.

        The Indenture provides that the Debt Securities may be issued from time to time in one or more series. The Company may authorize the issuance and provide for the terms of a series of Debt Securities pursuant to a supplemental indenture or pursuant to a resolution of its Board of Directors, any duly authorized committee of the Board of Directors or any committee of officers or other representatives of the Company duly authorized by the Board of Directors for such purpose. The Indenture provides the Company with the ability to "reopen" a previous issue of a series of Debt Securities and to issue additional Debt Securities of such series. (Section 3.1 of the Indenture.)

        Reference is made to the Prospectus Supplement relating to the particular series of Debt Securities being offered thereby for the terms of such Debt Securities, including, where applicable: (1) the specific designation of such Debt
Securities; (2) any limit upon the aggregate principal amount of such Debt Securities; (3) the date or dates on which the principal of and premium, if any, on such Debt Securities is payable or the method of determining such date or dates; (4) the rate or rates (which may be fixed, variable or zero) at which such Debt Securities will bear interest, if any, or the method of calculating such rate or rates; (5) the date or dates from which interest, if any, will accrue or the method by which such date or dates will be determined; (6) the date or dates on which interest, if any, will be payable and the record date or dates therefor; (7) the place or places where principal of, premium, if any, and interest, if any, on such Debt Securities will be payable; (8) the period or periods within which, the price or prices at which, the currency in which, and the other terms and conditions upon which, such Debt Securities may be redeemed, in whole or in part, at the option of the Company; (9) the obligation, if any, of the Company to redeem or purchase such Debt Securities pursuant to any sinking fund or analogous provisions or upon the happening of a specified event or at the option of a holder and the period or periods within which, the price or prices at which, and the other terms and conditions upon which, such Debt Securities shall be redeemed or purchased, in whole or in part, pursuant to such obligation; (10) the denominations in which such Debt Securities are authorized to be issued; (11) the currency for which Debt Securities may be purchased or in which Debt Securities may be denominated and/or the currency in which such Debt Securities are stated to be payable; (12) if the amount of payments of principal of and premium, if any, or any interest, if any, on such Debt Securities may be determined with reference to an index, formula or other method (which index formula or other method may be based on a currency other than that in which such Debt Securities are stated to be payable), the index, formula or other method by which such amount shall be determined; (13) if the amount of payments of principal of and premium, if any, or interest, if any, on such Debt Securities may be determined with reference to an index, formula or other method based on the prices of securities or commodities, with reference to changes in the prices of particular securities or commodities or otherwise by application of a formula, the index, formula or other method by which such amount shall be determined; (14) if other than the entire principal amount thereof, the portion of the principal amount of such Debt Securities which will be payable upon declaration of the acceleration of the maturity thereof or the method by which such portion shall be determined; (15) the person to whom any interest on any such Debt Security shall be payable if other than the person in whose name such Debt Security is registered on the applicable record date; (16) provisions, if any, granting special rights to the holders of Debt Securities upon the occurrence of such events as may be specified; (17) any addition to, or modification or deletion of, any Event of Default or any covenant of the Company specified in the Indenture with respect to such Debt Securities; (18) any additional amounts the Company will pay in respect of the Debt Securities or any option of the Company to redeem the Debt Securities; (19) whether the Debt Securities will be registered or bearer Debt Securities; (20) the date any Debt Securities will be dated if other than the date of issuance; (21) the forms of the Debt Securities, and coupons, if any; (22) the application, if any, of such means of defeasance as may be specified for such Debt Securities; (23) the identity of the registrar and any paying agent; (24) whether such Debt Securities are to be issued in whole or in part in the form of one or more temporary or permanent global securities and, if so, the identity of the depository for such global security or securities and whether interests in such Debt Securities in global form may be exchanged for definitive certificated Debt Securities; and (25) any other special terms pertaining to such Debt Securities.
Unless otherwise specified in the applicable Prospectus Supplement, the Debt Securities will not be listed on any securities exchange. (Section 3.1 of the Indenture.)

        Unless otherwise specified in the applicable Prospectus Supplement, Debt Securities will be issued only in fully registered form without coupons or in the form of one or more Global Debt Securities as specified below under "Global Debt Securities." (Section 2.3 of the Indenture.) Unless the Prospectus Supplement relating thereto specifies otherwise, Debt Securities denominated in U.S. dollars will be issued only in denominations of U.S. $1,000 and any integral multiple thereof. (Section 3.2 of the Indenture.) The Prospectus Supplement relating to Debt Securities denominated in a foreign or composite currency will specify the authorized denominations thereof.
Where Debt Securities of any series are issued in bearer form, the special restrictions and considerations, including special offering restrictions and special federal income tax considerations, applicable to any such Debt Securities and the payment on and transfer and exchange of such Debt Securities will be described in the applicable Prospectus Supplement. Bearer Debt Securities will be transferable by delivery. (Section 3.5 of the Indenture.)

        Debt Securities may be sold at a substantial discount below their stated principal amount, bearing no interest or interest at a rate which at the time of issuance is below market rates.
Certain federal income tax consequences and special considerations applicable to any such Debt Securities will be described in the applicable Prospectus Supplement.

        If the amount of payments of principal of and premium, if any, or any interest on Debt Securities of any series is determined with reference to any type of index or formula or changes in prices of particular securities or commodities, the federal income tax consequences, specific terms and other information with respect to such Debt Securities and such index or formula and securities or commodities will be described in the applicable Prospectus Supplement.

        If the principal of and premium, if any, or any interest on Debt Securities of any series are payable in a foreign or composite currency, the restrictions, elections, federal income tax consequences, specific terms and other information with respect to such Debt Securities and such currency will be described in the applicable Prospectus Supplement.

Payment, Registration, Transfer and Exchange

        Unless otherwise provided in the applicable Prospectus Supplement, payments in respect of the Debt Securities will be made in the designated currency at the office or agency of the Company maintained for that purpose as the Company may designate from time to time, except that, at the option of the Company, interest payments, if any, on Debt Securities in registered form may be made (i) by checks mailed to the holders of Debt Securities entitled thereto at their registered addresses or (ii) by wire transfer to an account maintained by the person entitled thereto as specified in the register. (Section 3.7(a) and 9.2 of the Indenture.) Unless otherwise indicated in an applicable Prospectus Supplement, payment of any installment of interest on Debt Securities in registered form will be made to the person in whose name such Debt Security is registered at the close of business on the regular record date for such interest. (Section 3.7(a) of the Indenture.)

        Payment in respect of Debt Securities in bearer form will be made in the currency and in the manner designated in the Prospectus Supplement, subject to any applicable laws and regulations, at such paying agencies outside the United States as the Company may appoint from time to time. The paying agents outside the United States initially appointed by the Company for a series of Debt Securities will be named in the Prospectus Supplement. The Company may at any time designate additional paying agents or rescind the designation of any paying agents, except that, if Debt Securities of a series are issuable as Registered Securities, the Company will be required to maintain at least one paying agent in each Place of Payment for such series and, if Debt Securities of a series are issuable as Bearer Securities, the Company will be required to maintain a paying agent in a Place of Payment outside the United States where Debt Securities of such series and any coupons appertaining thereto may be presented and surrendered for payment. (Section 9.2 of the Indenture.)

        Unless otherwise provided in the applicable Prospectus Supplement, Debt Securities in registered form will be transferable or exchangeable at the agency of the Company maintained for such purpose as designated by the Company from time to time. (Sections 3.5 and 9.2 of the Indenture.) Debt Securities may be transferred or exchanged without service charge, other than any tax or other governmental charge imposed in connection therewith. (Section 3.5 of the Indenture.)

Global Debt Securities

        The Debt Securities of a series may be issued in whole or in part in the form of one or more fully registered global securities (a "Registered Global Security") that will be deposited with a depository (the "Depository") or with a nominee for the Depository identified in the applicable Prospectus Supplement. In such a case, one or more Registered Global Securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal amount of outstanding Debt Securities of the series to be represented by such Registered Global Security or Securities. Unless and until it is exchanged in whole or in part for Debt Securities in definitive certificated form, a Registered Global Security may not be registered for transfer or exchange except as a whole by the Depository for such Registered Global Security to a nominee of such Depository or by a nominee of such Depository to such Depository or another nominee of such Depository or by such Depository or any such nominee to a successor Depository for such series or a nominee of such successor Depository and except in the circumstances described in the applicable Prospectus Supplement. (Section 3.5 of the Indenture.)

        The specific terms of the depository arrangement with respect to any portion of a series of Debt Securities to be represented by a Registered Global Security will be described in the applicable Prospectus Supplement. The Company expects that the following provisions will apply to depository arrangements.

        Upon the issuance of any Registered Global Security, and the deposit of such Registered Global Security with or on behalf of the Depository for such Registered Global Security, the Depository will credit, on its book-entry registration and transfer system, the respective principal amounts of the Debt Securities represented by such Registered Global Security to the accounts of institutions ("Participants") that have accounts with the Depository or its nominee. The accounts to be credited will be designated by the underwriters or agents engaging in the distribution of such Debt Securities or by the Company, if such Debt Securities are offered and sold directly by the Company. Ownership of beneficial interests in a Registered Global Security will be limited to Participants or persons that may hold interest through Participants. Ownership of beneficial interests by Participants in such Registered Global Security will be shown on, and the transfer of such beneficial interests will be effected only through, records maintained by the Depository for such Registered Global Security or by its nominee. Ownership of beneficial interests in such Registered Global Security by persons that hold through Participants will be shown on, and the transfer of such beneficial interests within such Participants will be effected only through, records maintained by such Participants. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in certificated form. The foregoing limitations and such laws may impair the ability to transfer beneficial interests in such Registered Global Securities.

        So long as the Depository for a Registered Global Security, or its nominee, is the registered owner of such Registered Global Security, such Depository or such nominee, as the case may be, will be considered the sole owner or holder of the Debt
Securities represented by such Registered Global Security for all purposes under the Indenture. Unless otherwise specified in the applicable Prospectus Supplement and except as specified below, owners of beneficial interests in such Registered Global Security will not be entitled to have Debt Securities of the series represented by such Registered Global Security registered in their names, will not receive or be entitled to receive physical delivery of Debt Securities of such series in certificated form and will not be considered the holders thereof for any purposes under the Indenture. (Section 3.8 of the Indenture.)
Accordingly, each person owning a beneficial interest in such Registered Global Security must rely on the procedures of the Depository and, if such person is not a Participant, on the procedures of the Participant through which such person owns its interest, to exercise any rights of a holder under the Indenture.

The Depository may grant proxies and otherwise authorize Participants to give or take any request, demand, authorization, direction, notice, consent, waiver or other action which a holder is entitled to give or take under the Indenture. The Company understands that, under existing industry practices, if the Company requests any action of holders or any owner of a beneficial interest in such Registered Global Security desires to give any notice or take any action a holder is entitled to give or take under the Indenture, the Depository would authorize the Participants to give such notice or take such action, and Participants would authorize beneficial owners owning through such Participants to give such notice or take such action or would otherwise act upon the instructions of beneficial owners owning through them.

        Unless otherwise specified in the applicable Prospectus Supplement, payments with respect to principal, premium, if any, and interest, if any, on Debt Securities represented by a Registered Global Security registered in the name of a Depository or its nominee will be made by the Company through a paying agent to such Depository or its nominee, as the case may be, as the registered owner of such Registered Global Security.

        The Company expects that the Depository for any Debt Securities represented by a Registered Global Security, upon receipt of any payment of principal, premium or interest, will immediately credit Participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Registered Global Security as shown on the records of such Depository. The Company also expects that payments by Participants to owners of beneficial interests in such Registered Global Security held through such Participants will be governed by standing instructions and customary practices, as is now the case with the securities held for the accounts of customers registered in "street names", and will be the responsibility of such Participants. None of the Company, the Trustee or any agent of the Company or the Trustee shall have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial interests of a Registered Global Security, or for maintaining, supervising or reviewing any records relating to such beneficial interests. (Section 3.8 of the Indenture.)

        Unless otherwise specified in the applicable Prospectus Supplement, if the Depository for any Debt Securities represented by a Registered Global Security is at any time unwilling or unable to continue as Depository and a successor Depository is not appointed by the Company within 90 days, the Company will issue such Debt Securities in definitive certificated form in exchange for such Registered Global Security. In addition, the Company may at any time and in its sole discretion determine not to have any of the Debt Securities of a series represented by one or more Registered Global Securities and, in such event, will issue Debt Securities of such series in definitive certificated form in exchange for all of the Registered Global Security or Securities representing such Debt Securities. (Section 3.5 of the Indenture.) Debentures so issued in definitive certificated form will be issued in denominations of $1,000 and integral multiples thereof and will be issued in registered form only, without coupons.

        The Debt Securities of a series may also be issued in whole or in part in the form of one or more bearer global securities (a "Bearer Global Security") that will be deposited with a depository, or with a nominee for such depository, identified in the applicable Prospectus Supplement. Any such Bearer Global Securities may be issued in temporary or permanent form.
(Section 3.4 of the Indenture.) The specific terms and procedures, including the specific terms of the depository arrangement, with respect to any portion of a series of Debt Securities to be represented by one or more Bearer Global Securities will be described in the applicable Prospectus Supplement.

Certain Definitions

        "Attributable Debt" means, as to a lease under which any Person is at the time liable that is required to be classified and accounted for as a Capitalized Lease Obligation on a Person's balance sheet under GAAP, at any date as of which the amount thereof is to be determined, the total net amount of rent required to be paid by such Person under such lease during the remaining primary term thereof, discounted from the respective due dates thereof to such date at the rate per annum equal to the interest rate implicit in such lease. The net amount of rent required to be paid under any such lease for such period is the aggregate amount of rent payable by lessee with respect to such period after excluding amounts required to be paid on account of maintenance and repairs, insurance, taxes, assessments, water rates and similar expenses or any amount required to be paid by such lessee thereunder contingent upon the amount of revenues (or other similar contingent amounts). In the case of any lease which is terminable by the lessee upon the payment of a penalty, such net amount shall also include the amount of such penalty, but no rent shall be considered as required to be paid under such lease subsequent to the first date upon which it may be so terminated. Notwithstanding the foregoing, the term Attributable Debt excludes any amounts in respect of any Sale and Leaseback Transaction which the Company or a Subsidiary is permitted to enter into in accordance with the provisions described in the second and third sentences under the caption "Limitation on Sale and Leaseback Transactions".

        "Capitalized Lease Obligation" means, as applied to any Person, the rental obligation, as aforesaid, under any lease of any Property (whether real, personal or mixed) the discounted present value of the rental obligations of such Person as lessee under which, in conformity with GAAP, is required to be capitalized on the balance sheet of that Person.

        "Consolidated Net Tangible Assets" means, with respect to the Company as at any date, the total assets of the Company as they appear on the most recently prepared consolidated balance sheet of the Company as of the end of a fiscal quarter, less (i) all liabilities shown on such consolidated balance sheet that are classified and accounted for as current liabilities or that otherwise would be considered current liabilities under GAAP; and
(ii) all assets shown on such consolidated balance sheet that are classified and accounted for as intangible assets of the Company or that otherwise would be considered intangible assets under GAAP, including, without limitation, franchises, patents and patent applications, trademarks, brand names and goodwill.

        "Funded Debt" means all indebtedness for borrowed money owed or guaranteed by the Company or any of its Subsidiaries and any other indebtedness which, under GAAP would appear as indebtedness on the most recent consolidated balance sheet of the Company, which matures by its terms more than 12 months from the date of such consolidated balance sheet or which matures by its terms in less than 12 months but by its terms is renewable or extendible beyond 12 months from the date of such consolidated balance sheet at the option of the borrower.

        "GAAP" means generally accepted accounting principles in the United States as in effect on the date of application thereof.

        "Government Obligations" means securities which are (i) direct obligations of the United States for the payment of which its full faith and credit is pledged or (ii) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States the full and timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States, which, in either case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depository receipt issued by a bank or trust company as custodian with respect to any such Government Obligation or a specific payment of interest on or principal of any such Government Obligation held by such custodian for the account of the holder of a depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Obligation or the specific payment of interest on or principal of the Government Obligation evidenced by such depository receipt.

        "Lien" means any mortgage, pledge, lien, charge, security interest, conditional sale or other title retention agreement or other encumbrance of any nature whatsoever.

        "Person" means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

        "Property" means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

        "Sale and Leaseback Transaction" means any direct or indirect arrangement with any Person or to which any such Person is a party, providing for the leasing to the Company or a Subsidiary of any Property, whether owned at the date of the Indenture or thereafter acquired, which has been or is to be sold or transferred by the Company or such Subsidiary to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such Property.

        "Secured Debt" means any indebtedness for borrowed money incurred, assumed or guaranteed after the date of the Indenture by the Company or a Subsidiary that is secured by a Lien.

         "Subsidiary" of any Person means any Person of which at least a majority of capital stock having ordinary voting power for the election of directors or other governing body of such Person is owned, directly or indirectly, by such Person directly or through one or more Subsidiaries of such Person.

Certain Covenants

        Limitation on Liens. The Company will not, and will not permit any Subsidiary to, incur, assume or guarantee any indebtedness for borrowed money secured by a Lien on any Property, if the sum, without duplication, of (a) the aggregate principal amount of all Secured Debt and (b) all Attributable Debt in respect of Sale and Leaseback Transactions (other than certain excluded Sale and Leaseback Transactions) exceeds 15% of the Company's Consolidated Net Tangible Assets, unless the Company provides that the Debt Securities shall be secured equally and ratably with (or, at the option of the Company, prior to) such Secured Debt. The provisions described in the foregoing sentence do not apply to indebtedness secured by the following
Liens:

        (i) (A) Liens existing as of the date of the Indenture or (B) Liens relating to a contract that was entered into by the Company or any Subsidiary prior to the date of the Indenture;

    (ii) Liens on any Property existing at the time of acquisition thereof (whether such acquisition is direct or by acquisition of stock, assets or otherwise) by the Company or any of its Subsidiaries;

   (iii)       Liens upon or with respect to any Property
(including any contract rights relating thereto) acquired, constructed, refurbished or improved by the Company or any of its Subsidiaries (including, but not limited to, Liens to secure all or any part of the cost of oil, gas or mineral exploration, drilling, mining, extraction, refining or processing or development of, or construction, alteration or repair of any building, equipment, facility or other improvement on, all or any part of such property, including any pipeline financing) after the date of the Indenture which are created, incurred or assumed contemporaneously with, or within 360 days after, the latest to occur of the acquisition (whether by acquisition of stock, assets or otherwise), completion of construction, refurbishment or improvement, or the commencement of commercial operation, of such Property (or, in the case of Liens on contract rights, the completion of construction or the commencement of commercial operation of the facility to which such contract rights relate, regardless of the date when such contract was entered into) to secure or provide for the payment of any part of the purchase price of such Property or the cost of such construction, refurbishment or improvement; provided, however, that in the case of any such construction, refurbishment or improvement, the Lien shall relate only to indebtedness reasonably incurred to finance such construction, refurbishment or improvement;

    (iv) Liens securing indebtedness owing by any Subsidiary to the Company or to any other Subsidiary;

     (v) Liens in connection with the sale or other transfer in the ordinary course of business of (A) crude oil, natural gas, other petroleum hydrocarbons or other minerals in place for a period of time until, or in an amount such that, the purchaser or other transferee will realize therefrom a specified amount of money (however determined) or a specified amount of such minerals, or (B) any other interest in property of the character commonly referred to as a "production payment";

    (vi) Liens on current assets to secure any indebtedness maturing (including any extensions or renewals thereof) not more than one year from the date of the creation of such Lien; and

   (vii) Liens for the sole purpose of extending, renewing or replacing in whole or in part the indebtedness secured thereby referred to in the foregoing clauses (i) to (vi), inclusive, or in this clause (vii); provided, however, that the Liens excluded pursuant to this clause (vii) shall be excluded only in an amount not to exceed the principal amount of indebtedness so secured at the time of such extension, renewal or replacement, and that such extension, renewal or replacement shall be limited to all or part of the Property subject to the lien so extended, renewed or replaced (plus refurbishment of or improvements on or to such Property).

        Limitation on Sale and Leaseback Transactions. Neither the Company nor any of its Subsidiaries may enter into, assume, guarantee or otherwise become liable with respect to any Sale and Leaseback Transaction involving any Property, if the latest to occur of the acquisition, the completion of construction or the commencement of commercial operation of such Property shall have occurred more than 180 days prior thereto, unless after giving effect thereto the sum, without duplication, of (a) the aggregate principal amount of all Secured Debt and (b) all Attributable
Debt in respect of Sale and Leaseback Transactions does not exceed 15% of the Company's Consolidated Net Tangible Assets.
This restriction shall not apply to any Sale and Leaseback
Transaction if, within 180 days from the effective date of such Sale and Leaseback Transaction, the Company or such Subsidiary applies an amount not less than the greater of (i) the net proceeds of the sale of such Property leased pursuant to such arrangement or (ii) the fair value of such Property to retire its Funded Debt, including, for this purpose, any currently maturing portion of such Funded Debt, or to purchase other property having a fair value at least equal to the fair value of the Property leased in such Sale and Leaseback Transaction. This restriction also does not apply to any Sale and Leaseback Transaction (A) between the Company and any Subsidiary or between any Subsidiaries, (B) entered into prior to the date of the Indenture, or (C) for which, at the time the transaction is entered into, the term of the related lease to the Company or such Subsidiary of the Property sold pursuant to such transaction is three years or less.

Consolidation, Merger or Sale by the Company

        The Company shall not consolidate or merge with or into, or transfer or lease all or substantially all of its assets to, any Person unless (i) the Person formed by or surviving any such consolidation or merger (if other than the Company) or which acquires the Company's assets, is organized and existing under the laws of the United States, any state thereof or the District of Columbia, (ii) the Person formed by or surviving any such consolidation or merger (if other than the Company), or which acquires the Company's assets, expressly assumes all of the obligations of the Company under the Debt Securities and the Indenture, and (iii) immediately after giving effect to the transaction, no Default or Event of Default shall have occurred and be continuing. Upon any such consolidation, merger or sale, the successor Person formed by such consolidation, or into which the Company is merged or to which such sale is made, shall succeed to, and be substituted for the Company under the Indenture. (Section 7.1 of the Indenture.)

        The Indenture contains no covenants or other specific provisions to afford protection to holders of the Debt Securities in the event of a highly leveraged transaction or a change in control of the Company, except to the limited extent described above.

Events of Default, Notice and Certain Rights on Default

        The Indenture provides that, if an Event of Default specified therein occurs with respect to the Debt Securities of any series and is continuing, the Trustee for such series or the holders of 25% in aggregate principal amount of all of the outstanding Debt Securities of that series, by written notice to the Company (and to the Trustee for such series, if notice is given by such holders of Debt Securities), may declare the principal of (or, if the Debt Securities of that series are Original Issue Discount Securities, such portion of the principal amount specified in the Prospectus Supplement) and accrued interest on all the Debt Securities of that series to be due and payable. (Section 5.2 of the Indenture.)

        Events of Default with respect to Debt Securities of any series are defined in the Indenture as being: (a) default for 30 days in payment of any interest on any Debt Security of that series or any coupon appertaining thereto or any additional amount payable with respect to Debt Securities of such series as specified in the applicable Prospectus Supplement when due; (b) default in payment of principal, or premium, if any, at maturity or on redemption or otherwise, or in the making of a mandatory sinking fund payment of any Debt Securities of that series when and as due; (c) default for 90 days after notice to the Company by the Trustee for such series, or by the holders of 25% in aggregate principal amount of the Debt Securities of such series then outstanding, in any material respect in the performance of any other agreement in the Debt Securities of that series, in the Indenture (or in any supplemental indenture or board resolution referred to therein) under which the Debt Securities of that series may have been issued; (d) default resulting in acceleration of other indebtedness for money borrowed of the Company where the aggregate principal amount so accelerated exceeds $15 million and such acceleration is not rescinded or annulled within 30 days after the written notice thereof to the Company by the Trustee or to the Company and the Trustee by the holders of 25% in aggregate principal amount of the Debt Securities of such series then outstanding; provided that such Event of Default will be cured or waived if (i) the default that resulted in the acceleration of such other indebtedness for money borrowed is cured or waived and (ii) the acceleration is rescinded or annulled; and (e) certain events of bankruptcy, insolvency or reorganization of the Company.
(Section 5.1 of the Indenture.) Events of Default with respect to a specified series of Debt Securities may be added to the Indenture and, if so added, will be described in the applicable Prospectus Supplement. (Sections 3.1 and 5.1(7) of the Indenture.)

        The Indenture provides that the Trustee will, subject to certain exceptions, within 90 days after the occurrence of a Default with respect to the Debt Securities of any series, give to the holders of the Debt Securities of that series notice of all Defaults known to it unless such Default shall have been cured or waived. "Default" means any event which is, or after notice or passage of time or both, would be, an Event of Default.

(Section 1.1 of the Indenture.)

        The Indenture provides that the holders of a majority in aggregate principal amount of the outstanding Debt Securities of each series affected (with each such series voting as a class) may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee for such series, or exercising any trust or power conferred on such Trustee. (Section 5.8 of the Indenture.)

        The Indenture includes a covenant that the Company will file annually with the Trustee a certificate as to the Company's compliance with all conditions and covenants of the Indenture.
(Section 9.7 of the Indenture.)

        The holders of a majority in aggregate principal amount of the outstanding Debt Securities of any series by notice to the Trustee may waive, on behalf of the holders of all Debt Securities of such series, any past Default or Event of Default with respect to that series and its consequences except (i) a Default or Event of Default in the payment of the principal of, premium, if any, or interest, if any, on any Debt Security, or
(ii) a covenant or provision of the Indenture that cannot be modified or amended without the consent of each holder of a Debt Security of such series. (Section 5.7 of the Indenture.)

Modification of the Indenture

        The Indenture contains provisions permitting the Company and the Trustee to enter into one or more supplemental indentures without the consent of the holders of any of the Debt Securities in order: (i) to evidence the succession of another Person to the Company and the assumption of the covenants of the Company in the Indenture and in the Debt Securities by a successor to the Company; (ii) to add to the covenants of the Company or surrender any right or power of the Company; (iii) to add additional Events of Default with respect to all or any series of Debt Securities;
(iv) to add or change any provisions to such extent as necessary to permit or facilitate the issuance of Debt Securities in bearer form or in global form; (v) to change or eliminate any provision affecting Debt Securities not yet issued; (vi) to secure the Debt Securities; (vii) to establish the form or terms of Debt Securities; (viii) to evidence and provide for successor Trustees; (ix) if allowed without penalty under applicable laws and regulations, to permit payment in respect of Debt Securities in bearer form in the United States; (x) to correct or supplement any inconsistent provisions or to make any other provisions with respect to matters or questions arising under the Indenture; provided that such action does not adversely affect the interests of any holder of Debt Securities of any series; or (xi) to cure any ambiguity or correct any mistake. (Section 8.1 of the Indenture.)

        The Indenture also contains provisions permitting the Company and the Trustee, with the consent of the holders of a majority in aggregate principal amount of the outstanding Debt Securities adversely affected by such supplemental indenture (with the Debt Securities of each series voting as a class), to execute supplemental indentures adding any provisions to or changing or eliminating any of the provisions of the Indenture or any supplemental indenture or modifying the rights of the holders of Debt Securities of such series; provided, however, that no such supplemental indenture may, without the consent of the holder of each Debt Security so affected: (i) change the time for payment of principal or premium, if any, or interest on any Debt Security; (ii) reduce the principal of, or any installment of principal of, or premium, if any, or the rate of interest on any Debt Security, or change the manner in which the amount of any of the foregoing is determined; (iii) reduce the amount of premium, if any, payable upon the redemption of any Debt Security; (iv) reduce the amount of principal payable upon acceleration of the maturity of any Original Issue Discount Security; (v) change the currency in which any Debt Security or any premium or interest thereon is payable; (vi) change the index, securities or commodities with reference to which or the formula by which the amount of principal or any premium or interest thereon is determined; (vii) impair the right to institute suit for the enforcement of any payment on or after the maturity or redemption of any Debt Security; (viii) reduce the percentage in principal amount of the outstanding Debt Securities affected thereby the consent of whose holders is required for modification or amendment of the Indenture or for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults; (ix) change the obligation of the Company to maintain an office or agency in the places and for the purposes specified in the Indenture; or (x) modify the provisions relating to waiver of certain defaults or any of the foregoing provisions. (Section
8.2 of the Indenture.)

Defeasance

        Defeasance and Discharge. Unless the Prospectus Supplement relating to the Debt Securities of a series provides otherwise, the Company at its option will be deemed to have paid and will be discharged from any and all obligations in respect of such Debt Securities (except for, among other matters, certain obligations to register the transfer or exchange of the Debt Securities, to replace stolen, lost or mutilated Debt Securities and coupons, to maintain paying agencies and to hold certain monies for payment in trust) if, among other things, (a) the Company has deposited with the Trustee, in trust, Government Obligations that through the payment of interest and principal in respect thereof in accordance with their terms will provide money or a combination of money and Government Obligations in an amount sufficient to pay in the currency in which such Debt Securities are payable all the principal of, and interest on, such Debt Securities on the dates such payments are due in accordance with the terms of such Debt Securities, (b) the Company has delivered to the Trustee either (x) an opinion of counsel to the effect that the holders of such Debt Securities will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the Company's exercise of its option under this "Defeasance and Discharge" provision and will be subject to U.S. federal income tax on the same amounts in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge had not occurred, which opinion of counsel must be based upon (and accompanied by a copy of) a ruling of the U.S. Internal Revenue Service to the same effect unless there has been a change in applicable U.S. federal income tax law after the date of the Indenture such that a ruling is no longer required or (y) a ruling directed to the Trustee received from the U.S. Internal Revenue Service to the same effect as the aforementioned opinion of counsel, and (c) no Default or Event of Default shall have occurred or be continuing, and such deposit shall not result in a breach or violation of, or constitute a default under, any other material agreement or instrument to which the Company is a party or by which the Company is bound. The Prospectus Supplement will more fully describe the provisions, relating to such discharge or termination of obligations. (Sections 4.3 and 4.6 of the Indenture.)

        Defeasance of Certain Covenants. Unless the Prospectus Supplement relating to the Debt Securities of a series provides otherwise, the Company at its option need not comply with certain restrictive covenants of the Indenture (including those described above under "Certain Covenants") upon, among other things, the deposit with the Trustee, in trust, of money and/or Government Obligations that through the payment of interest and principal in respect thereof in accordance with their terms will provide money or a combination of money and Government Obligations in an amount sufficient to pay in the currency in which such Debt Securities are payable all the principal of, and interest on, such Debt Securities on the dates such payments are due in accordance with the terms of such Debt Securities, the satisfaction of the provisions described in clauses (c) and (d) of the preceding paragraph and the delivery by the Company to the Trustee of an opinion of counsel to the effect that, among other things the holders of such Debt Securities will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such deposit and defeasance of certain covenants and will be subject to U.S. federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred. (Sections 4.5 and 4.6 of the Indenture.)

The Trustee

        The First National Bank of Chicago is the Trustee under the Indenture. The Company may also maintain banking and other commercial relationships with the Trustee and its affiliates in the ordinary course of business.

                         PLAN OF DISTRIBUTION

        The Company may, from time to time, sell Debt Securities
(1)
through underwriters or dealers, (2) directly to one or more purchasers, or (3) through agents. A Prospectus Supplement will set forth the terms of the offering of the Debt Securities offered thereby, including the name or names of any underwriters, the purchase price of the Debt Securities, and the proceeds to the Company from the sale, any underwriting discounts and other items constituting underwriters' compensation, any initial public offering price, any discounts or concessions allowed or reallowed or paid to dealers, and any securities exchange or market on which the Debt Securities may be listed. Only underwriters so named in such Prospectus Supplement are deemed to be underwriters in connection with the Debt Securities offered thereby.

        If underwriters are used in the sale, the Debt Securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase the Debt Securities will be subject to certain conditions precedent, and the underwriters will be obligated to purchase all the Debt Securities of the series offered by the Prospectus Supplement if any of the Debt Securities are purchased. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

        Debt Securities may also be sold directly by the Company or through agents designated by the Company from time to time. Any agent involved in the offering and sale of Debt Securities in respect of which this Prospectus is delivered will be named, and any commissions payable by the Company to such agent will be set forth in the Prospectus Supplement. Unless otherwise indicated in the related Prospectus Supplement, any such agent will be acting on a best-efforts basis for the period of its appointment.

        Debt Securities offered may be a new issue of securities with no established trading market. Any underwriters to whom such Debt Securities are sold by the Company for public offering and sale may make a market in such Debt Securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of or the trading markets for any such Debt Securities.

        Agents and underwriters may be entitled under agreements entered into with the Company to indemnification by the Company against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the agents or underwriters may be required to make in respect thereof. Agents and underwriters may engage in transactions with, or perform services for, the Company in the ordinary course of business.

                               EXPERTS

        The audited consolidated financial statements and schedules incorporated by reference in this Prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are incorporated herein in reliance on said firm as experts in giving said reports.

                             [Back cover]
                      SOUTHWESTERN ENERGY COMPANY
                                [LOGO]

                                PART II

                INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.

        SEC Registration Fee                         $86,207
        Printing and Engraving                             *
        Accountants' Fees and Expenses                     *
        Legal Fees and Expenses                            *
        Blue Sky Fees and Expenses                         *
        Rating Agency Fees                                 *
        Miscellaneous                                      *
                                                     -------
             Total                                   $
                                                     =======

        -----------------

        *  To be furnished by amendment.


Item 15.  Indemnification of Officers and Directors.

        Section 4-27-850 of the Arkansas Code Annotated provides that Registrant shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or proceeding (other than an action by or in the right of the Registrant) by reason of the fact that be is or was a director, officer, employee or agent of the Registrant, against expenses, judgments, fines and amounts paid in settlements reasonably incurred by him in connection with such action or proceeding if he acted in good faith in a manner reasonably believed to be in or not opposed to the best interests of the Registrant. In addition, the Registrant shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Registrant to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the Registrant against expenses actually reasonably incurred by him in connection with the defense or settlement of such action if he acted in good faith in a manner reasonably believed to be in or not opposed to the best interests of the Registrant and except that no indemnification shall be made in respect of any claim as to which such person shall have been adjudged to be liable for negligence or misconduct unless and only to the extent the court in which such action was brought shall determine that, despite the adjudication of liability, but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

        Article VII, Section 6, of the Registrant's Bylaws provides that the Registrant's officers and directors shall be indemnified to the fullest extent permitted by law in connection with any actual or threatened action or proceeding arising out of their service to the Company (including service to a subsidiary of the Company) or to any other organization at the Company's request.


Item 16.  Exhibits

    Exhibit No.        Description

        1.1    -  Form of Underwriting Agreement.*

        1.2    -  Form of Sales Agreement.*

        4.1    -  Form of Indenture, including form of Debt
                  Securities

        4.2 - Amended and Restated Articles of Incorporation of Registrant (incorporated by reference to Exhibit 3 to Annual Report on Form 10-K for the year ended December 31, 1993).

        4.3    -  Bylaws of Registrant (incorporated by reference to
                  Exhibit 3 to Annual Report on Form 10-K for the year ended December 31, 1994).

        5      -  Opinion of Cleary, Gottlieb, Steen & Hamilton.*

        12     -  Statement regarding computation of ratio of earnings
                  to fixed charges.

        24.1   -  Consent of Arthur Andersen LLP.

        24.2   -  Consent of Cleary, Gottlieb, Steen & Hamilton
                  (contained in, and incorporated by reference to, Exhibit 5 to this Registration Statement).*

        25     -  Power of Attorney (included on signature page).

        26     -  Statement of Eligibility of Trustee on Form T-1.

________________

*To be furnished by amendment.


Item 17.  Undertakings.

        The undersigned Registrant hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement.

          (i)  To include any prospectus required by
Section 10(a)(3) of the Securities Act of 1933;

         (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

         (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

        (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's Annual Report pursuant to
Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        Insofar as indemnification by the Registrant for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 15 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification by the Registrant against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                           SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fayetteville, State of Arkansas, on November 1, 1995.

                           SOUTHWESTERN ENERGY COMPANY

                           By  /s/ Stanley D. Green
                             ------------------------------
                                  Stanley D. Green
                              Executive Vice President -
                           Finance and Corporate Development,
                             and Chief Financial Officer

        Each person whose signature appears below hereby constitutes and appoints Stanley D. Green and Gregory D. Kerley, or any one or more of them, his true and lawful attorney-in-fact, for him and in his name, place and stead, to sign any and all amendments (including post-effective amendments) to this registration statement and to cause the same to be filed with the Securities and Exchange Commission, hereby granting to said attorneys-in-fact full power and authority to do and perform all and every act and thing whatsoever requisite or desirable to be done in and about the premises as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all acts and things that said attorneys-in-fact may do or cause to be done by virtue of these presents.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on November 1, 1995:


Signature                            Title


 /s/ Charles E. Sharlau              Director, Chairman, and Chief
----------------------------         Executive Officer
   Charles E. Scharlau


  /s/ Stanley D. Green               Executive Vice President -
----------------------------         Finance and Corporate Development,
    Stanley D. Green                 and Chief Financial Officer


  /s/ Gregory D. Kerley              Vice President - Treasurer and
----------------------------         Secretary, and Chief Accounting
    Gregory D. Kerley                Officer


/s/ John Paul Hammerschmidt          Director
----------------------------
 John Paul Hammerschmidt


  /s/ Robert L. Howard               Director
----------------------------
    Robert L. Howard


 /s/ Kenneth R. Mourton              Director
----------------------------
   Kenneth R. Mourton


 /s/ Charles E. Sanders              Director
----------------------------
   Charles E. Sanders

                              INDEX TO EXHIBITS


      Exhibit                                                    Sequentially
      Number      Description                                      Numbered
                                                                     Page

        1.1    -  Form of Underwriting Agreement.*

        1.2    -  Form of Sales Agreement. *

        4.1    -  Form of Indenture, including Form of Debt Securities.

        4.2 - Amended and Restated Articles of Incorporation of Registrant (incorporated by reference to Exhibit 3 to Annual Report on Form 10-K for the year ended December 31, 1993).

        4.3    -  Bylaws of Registrant (incorporated by reference to
                  Exhibit 3 to Annual Report on Form 10-K for the year ended December 31, 1994).

        5      -  Opinion of Cleary, Gottlieb, Steen & Hamilton.*

        12     -  Statement regarding computation of ratio of
earnings
                  to fixed charges.

        24.1   -  Consent of Arthur Andersen LLP.

        24.2   -  Consent of Cleary, Gottlieb, Steen & Hamilton
                  (contained in, and incorporated by reference to, Exhibit 5 to this Registration Statement).*

        25     -  Power of Attorney (included on signature page).

        26     -  Statement of Eligibility of Trustee on Form T-1.

_________________

*  To be furnished by amendment.